May 3, 2007

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, NW
Washington DC
USA 20549

Dear Sirs and Madams:

We have read the section titled “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in the third amendment of the Form SB-1, dated April 20, 2007 of 1st Home Buy and Sell Ltd., and we agree with the statements made.

Yours truly,

TURCO ROSS & ASSOCIATES

Per: Tony P. Turco

TPT/ce